                                                                   EXHIBIT 10.4

                          SECOND AMENDED AND RESTATED

                           TAX ALLOCATION AGREEMENT

                                by and between

                             PLAINS RESOURCES INC.

                                      and

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                               November 20, 2002

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                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
 1. Spinco Group...................................................................   1
 2. Tax Returns....................................................................   2
 3. Obligation for Payment of Taxes................................................   2
 4. No Plains Tax Payments.........................................................   3
 5. Spinco Tax Payments............................................................   3
 6. Tax Benefits Before Spin-Off; Deferred Intercompany Gains......................   4
 7. Spinco Tax Benefits After Spin-Off; No Payment by Spinco.......................   4
 8. Allocation of Expenses for Plains Options and Spinco Stock Appreciation Rights.   4
 9. Tax Audits.....................................................................   4
10. Proposed Adjustments...........................................................   5
11. Notice of Settlement or Compromise.............................................   5
12. Spinco's Right to Contest......................................................   5
13. Subsequent Adjustments or Refunds..............................................   5
14. Spinco Spin-Off Tax Indemnity..................................................   6
15. Future Actions.................................................................   6
16. Combined, Consolidated or Unitary Basis Returns................................   6
17. Earnings and Profits Information...............................................   7
18. Tax Interpretation.............................................................   7
19. Consistent Tax Treatment.......................................................   7
20. Retention of Records...........................................................   7
21. Post Spin-Off Period Taxes.....................................................   7
22. Expenses.......................................................................   7
23. Definitions....................................................................   8
    (a)  "After-Tax Basis".........................................................   8
    (b)  "Agreed Rate".............................................................   8
    (c)  "Code"....................................................................   8
    (d)  "Distribution Agreement"..................................................   8
    (e)   "Items of Loss or Tax Benefit"...........................................   8
    (f)   "Interim Period".........................................................   8
    (g)  "Plains"..................................................................   8
    (h)   "Plains Group"...........................................................   8
    (i)    "Returns"...............................................................   8
    (j)    "Ruling"................................................................   8
    (k)  "Short Period"............................................................   8
    (l)   "Spinco".................................................................   8
    (m)  "Spinco Group"............................................................   8
    (n)  "Spin-Off"................................................................   8
    (o)  "Spin-Off Date"...........................................................   8
    (p)  "Spin-Off Tax"............................................................   8
    (q)  "Tax Authority"...........................................................   8
    (r)   "Taxes"..................................................................   8
    (s)  "Transfer Tax"............................................................   9
24. Notices........................................................................   9
25. Binding Effect; Successors.....................................................   9
26. Severability...................................................................   9
27. Entire Agreement...............................................................   9
28. Governing Law..................................................................  10
29. Arbitration....................................................................  10

                          SECOND AMENDED AND RESTATED
                           TAX ALLOCATION AGREEMENT

   THIS SECOND AMENDED AND RESTATED TAX ALLOCATION AGREEMENT, made and entered into as of the 20th day of November, 2002, by and between Plains Resources Inc., a Delaware corporation ("Plains"), and Plains Exploration & Production Company, a Delaware corporation ("Spinco").

                                  WITNESSETH:

   WHEREAS, Plains is the common parent of an affiliated group of corporations (hereinafter referred to as the "Plains Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the Plains Group have heretofore joined in filing consolidated Federal income Tax Returns;

   WHEREAS, on or about July 3, 2002, certain assets associated with the upstream business conducted by the Plains Group, including the stock of certain subsidiaries included in the Plains Group and engaged in the upstream business, were contributed to the capital of Spinco or otherwise acquired by Spinco or one or more of its subsidiaries;

   WHEREAS, on September 18, 2002, Spinco (1) converted from a California limited partnership to a Delaware limited partnership and immediately thereafter (2) converted from a Delaware limited partnership to a Delaware corporation;

   WHEREAS, Plains, on a date to be determined by Plains (the "Spin-Off Date"), will distribute to its stockholders all of the outstanding stock of Spinco that it then holds (the "Spin-Off"), and thereafter Spinco and its subsidiaries will no longer be members of the Plains Group for Federal income Tax purposes;

   WHEREAS, on July 3, 2002, the parties entered into the Tax Allocation Agreement to provide for the sharing of the Federal, state, local and foreign income Tax liabilities and benefits accrued prior to the Spin-Off between Plains and its subsidiaries and Spinco and its subsidiaries;

   WHEREAS, on October 2, 2002, the parties entered into the Amended and Restated Tax Allocation Agreement to determine Spinco's potential liability to Plains for Spinco's use of the Tax benefits of the Plains Group prior to the Spin-Off; and

   WHEREAS, the parties now desire to amend and restate the Amended and Restated Tax Allocation Agreement to allocate the expenses related to the Plains employee stock options, Plains restricted stock, Spinco restricted stock, and Spinco employee stock appreciation rights that are exercised or which vest after the Spin-Off.

   NOW, THEREFORE, the parties hereto agree as follows:

   1. Spinco Group. For purposes of this Agreement, the "Spinco Group" shall mean (i) Spinco, (ii) Spinco's subsidiaries, and (iii) those corporations and other entities whose stock or ownership interests will be contributed to Spinco prior to the Spin-Off Date, all of such subsidiaries of Spinco and such corporations and other entities being listed on Exhibit A attached hereto. Unless otherwise specified, whenever Items of Loss or Tax Benefit (as defined below) of Spinco are referred to in this Agreement the reference shall be to the collective amounts of such items for the Spinco Group. For purposes of this Agreement, items of income, gain, loss, deduction, credit, or other Tax attributes on or prior to the Spin-Off Date are referred to as "Items of Loss or Tax Benefit".

   2. Tax Returns. Plains shall prepare and file or cause to be prepared and filed timely all appropriate Returns in respect of Spinco and the other members of the Spinco Group that (i) are required to be filed on or before the Spin-Off Date; or (ii) are required to be filed after the Spin-Off Date that (A) are required to include, on a consolidated, combined or unitary basis, the operations of Spinco or any other member of the Spinco Group for any Tax period or portion thereof ending on or before the Spin-Off Date; or (B) are required to be filed by Spinco or any other member of the Spinco Group on a separate return basis for any Tax period ending on or before the Spin-Off Date. To the extent requested by Plains, Spinco shall participate in the filing of and shall file any required Returns with respect to any Tax period that ends on or before the Spin-Off Date. Spinco shall prepare or cause to be prepared the schedules in respect of Spinco and other members of the Spinco Group containing the information necessary for Plains to prepare any consolidated, combined or unitary Returns. If Plains, after consulting with Spinco, files any such consolidated, combined or unitary Return using information with respect to Spinco and the other members of the Spinco Group that is different from the information prepared and furnished by Spinco, and Plains and Spinco thereafter are unable to resolve such difference, such difference shall constitute a claim for purposes of Paragraph 29 this Agreement. Spinco shall also prepare or cause to be prepared and shall file or cause to be filed all other Returns required of Spinco or any other members of the Spinco Group, or in respect of its or any of their activities, for any Tax period ending after the Spin-Off Date that includes the operations of Spinco or any other member of the Spinco Group prior to the Spin-Off Date. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Spin-Off Date as the last day of a Tax period of Spinco and the other members of the Spinco Group, and such period shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit Spinco to treat the Spin-Off Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of Spinco and the other members of the Spinco Group for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based in whole or in part on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based in whole or in part on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Spinco or any other members of the Spinco Group for which the Spin-Off Date is not the last day of a Short Period, the period of time beginning on the first day of the actual Tax period that includes (but does not end on) the Spin-Off Date and ending on and including the Spin-Off Date. Any franchise Tax shall be allocated to the Tax period or portion thereof during which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise Tax is measured by income, operations, assets or capital relating to another Tax period.

   3. Obligation for Payment of Taxes. Plains shall be entitled to receive from Spinco amounts calculated in accordance with Paragraphs 2, 3, 5, 13 and
14. Except as otherwise provided in Paragraph 5, the amounts, if any, that Spinco shall be obligated to pay Plains pursuant to Paragraph 5, with respect to Tax periods of the Plains Group ending on or prior to the Spin-Off Date, shall be paid (i) within 30 days after the Spin-Off Date where the Taxes were paid by Plains on or before the Spin-Off Date and shall include interest thereon calculated for the period from the Spin-Off Date to the date of payment at a per annum rate of interest (computed on the basis of the actual number of days elapsed (including the Spin-Off Date but excluding the payment date) over a year of 365 or 366 days, as the case may be) equal to the underpayment rate under Section 6601 of the Code, or (ii) within 30 days after the date of payment where the Taxes are paid by Plains after the Spin-Off Date. This initial settlement shall be based on the Returns as they have been filed and shall include any amendments of or adjustments to such Returns that have been finally settled. Except as otherwise provided in Paragraph 5, any amounts that Spinco shall be obligated to pay Plains pursuant to Paragraph 5 with respect to Tax periods of the Plains Group ending after the Spin-Off Date shall be paid within 30 days after filing of the Returns for such Tax periods. In the event of an adjustment to the amount of payment for any Tax period as determined under Paragraph 13, Plains shall be entitled to receive from Spinco such payment within 30 days after payment of a deficiency to or receipt of a refund from the Tax Authority. In the event of an adjustment under Paragraph 13 resulting in no additional payment to or no receipt of a refund from the Tax Authority, settlement between the parties hereto shall be made within 30 days after filing of the amended Return or final settlement of the adjustment. In the event that Spinco is delinquent in paying to Plains any amount due pursuant to this Paragraph 3, including any interest accrued thereon pursuant to this Paragraph 3, such unpaid amount shall bear interest from the original due date until paid at a per annum rate equal to the lesser of (a) 18 percent and (b) the maximum lawful non-usurious rate of interest, if any, which under applicable law Plains is permitted to charge Spinco thereon from time to time.

   4. No Plains Tax Payments. Notwithstanding any other provision of this Agreement to the contrary, Plains shall not be obligated to pay Spinco for any Items of Loss or Tax Benefit of the Spinco Group used by the Plains Group to reduce its Federal income Tax liability or Federal taxable income for any Tax period ending on or before the Spin-Off Date. For purposes of these computations, the allocation of Tax attributes to the Spinco Group and absorption thereof by the Plains Group for each Tax period shall be determined in accordance with the Treasury Regulations under (S) 1502 of the Code, applied in a manner consistent with practices and methods followed in reporting the Federal income Tax liability of the Plains Group for such Tax periods. In any instance where a Tax attribute must be characterized, the characterization prescribed by the aforementioned Treasury Regulations will control.

     5. Spinco Tax Payments. For each Tax period included in a consolidated Federal income Tax return of the Plains Group which includes income of the Spinco Group, Spinco shall be obligated to pay Plains an amount equal to the product of (i) the net taxable income of the Spinco Group included in the consolidated Federal income Tax Return of the Plains Group for such period, multiplied by (ii) the highest marginal statutory Federal corporate income Tax rate applicable to such income for such period; provided, however, that no payment shall be required pursuant to this Paragraph 5 to the extent such payments have previously been made by the Spinco Group to members of the Plains Group other than the Spinco Group under any Tax sharing agreement or arrangement (whether written or oral) or any other similar system of payments with respect to Federal income Taxes of the Plains Group in existence prior to the Spin-Off Date, including, but not limited to, any estimated Tax payments. For purposes of these computations, the allocation of Tax attributes to the Plains Group and absorption thereof by the Spinco Group for each Tax period shall be determined in accordance with the Treasury Regulations under (S) 1502 of the Code, applied in a manner consistent with practices and methods followed in reporting the Federal income Tax liability of the Plains Group for such Tax periods. In any instance where a Tax attribute must be characterized, the characterization prescribed by the aforementioned Treasury Regulations will control. To the extent, if any, that the amount of Taxes Plains is required to pay for a Tax period that includes any net taxable income of the Spinco Group is less than the amount calculated as owed by Spinco to Plains under this Paragraph 5, the amount owed by Spinco to Plains shall be (i) reduced to the extent that such difference is attributable to Items of Loss or Tax Benefit of the Plains Group used which would have otherwise expired unused but for the fact that the Spinco Group had net taxable income for such Tax period, or (ii) deferred to the extent such difference is attributable to Items of Loss or Tax Benefit of the Plains Group used which would have otherwise carried forward to a subsequent year or years of the Plains Group but for the fact that the Spinco Group had net taxable income for such Tax period. In the event an amount otherwise payable by Spinco to Plains is deferred pursuant to clause (ii) of the immediately preceding sentence, such amount shall be paid by Spinco to Plains within 30 days after the filing of the Tax Return for the Tax period in which such Items of Loss or Tax Benefit of the Plains Group previously used by the Spinco Group would have been used by the Plains Group. Any amount payable by Spinco to Plains pursuant to the immediately preceding sentence shall not be greater than the amount of Tax paid by Plains as a consequence of the Tax benefits of the Plains Group previously having been used to offset taxable income of the Spinco Group, and in no event shall the aggregate amounts payable by Spinco to Plains pursuant to the immediately preceding sentence (including the aggregate amounts of any state, local or foreign Taxes similarly deferred) exceed $3 million. Any interest that would otherwise be added to any such amount pursuant to Paragraph 3 or otherwise shall be added to such amounts notwithstanding that such addition causes the aggregate amounts to exceed $3 million.

   The parties acknowledge that certain state, local or foreign income Tax Returns may be filed on a combined, consolidated, separate or unitary basis. In any such event, the parties intend that the required calculations for determining which party owes Taxes to the other with respect thereto be made in accordance with the principles referred to in Paragraph 16.

   The parties further acknowledge that all Taxes shown on any Tax Return prepared and filed on a separate return basis (notwithstanding who may be obligated to prepare and file any such Tax Return under this Agreement) shall be the sole liability of, and shall be paid by, the entity reflected as the taxpayer thereon.

   6. Tax Benefits Before Spin-Off; Deferred Intercompany Gains. For purposes of the calculations under Paragraphs 5, 13 and 14 of this Agreement, any loss of or decrease in any Items of Loss or Tax Benefit of the Plains Group resulting from or attributable to the transfer of assets to Spinco or any other member of the Spinco Group in connection with the Spin-Off (under the Treasury Regulations governing Federal consolidated returns) shall be ignored and all calculations shall be made as though all such Items of Loss or Tax Benefit were available for use by the Plains Group. In the event any deferred intercompany gain attributable to assets transferred to Spinco or any other members of the Spinco Group by other members of the Plains Group is recognized by the Plains Group by reason of the Spin-Off, such deferred intercompany gain, if any, shall be deemed to be a gain of the Spinco Group for its taxable year ending on the Spin-Off Date for purposes of all calculations under this Agreement, including the calculation of Taxes owed by Spinco to Plains pursuant to Paragraphs 2, 3, 5, 13 and 14 hereof. Notwithstanding anything in this Agreement to the contrary, with respect to any items of income or gain resulting from an acceleration of an excess loss account prior to or on the Spin-Off Date, Spinco shall not be liable to Plains for Taxes or the use of Items of Loss or Tax Benefit resulting from those items of income or gain.

   7.  Spinco Tax Benefits After Spin-Off; No Payment by
Spinco. Notwithstanding anything in this Agreement to the contrary, with respect to Items of Loss or Tax Benefit apportioned to and carried over by the Spinco Group after the Spin-Off (under the Treasury Regulations governing Federal consolidated income Tax Returns) and regardless of whether such Items of Loss or Tax Benefit (x) are used by the Spinco Group to reduce its Federal income Tax liability after the Spin-Off or (y) expire unused by the Spinco Group, Spinco shall not have any obligation to pay Plains for any such Items of Loss or Tax Benefit.

   8. Allocation of Expenses for Plains Options, Plains Restricted Stock, Spinco Restricted Stock, and Spinco Stock Appreciation Rights.

   To the extent that Plains employee stock options outstanding as of the Spin-Off are exercised subsequent to the Spin-Off by Plains employees, Spinco employees who were transferred from Plains to Spinco prior to or at the time of the Spin-Off, or Spinco employees, those Plains employee stock options will be treated as attributable to services performed for Plains prior to the Spin-Off. To the extent that shares of Plains restricted stock outstanding as of the Spin-Off become vested and no longer subject to a substantial risk of forfeiture subsequent to the Spin-Off in favor of Plains employees, Spinco employees who were transferred from Plains to Spinco prior to or at the time of the Spin-Off, or Spinco employees, those shares of Plains restricted stock will be treated as attributable to services performed for Plains prior to the Spin-Off. To the extent that shares of Spinco restricted stock outstanding as of the Spin-Off become vested and no longer subject to a substantial risk of forfeiture subsequent to the Spin-Off in favor of Spinco employees, Plains employees who were transferred from Plains to Spinco prior to or at the time of the Spin-Off, or Plains employees, those shares of Spinco restricted stock will be treated as attributable to services performed for Spinco prior to the Spin-Off. To the extent that Spinco employee stock appreciation rights are exercised subsequent to the Spin-Off by Plains employees, Spinco employees who were transferred from Plains to Spinco prior to or at the time of the Spin-Off, or Spinco employees, those stock appreciation rights will be treated as attributable to services performed for Spinco prior to the Spin-Off. Similarly, the entity for which the services are to be treated as attributable (Plains or Spinco, as the case may be) shall be responsible for and undertake the reporting of compensation, the withholding of taxes, and the payment of taxes required with respect thereto. The parties agree to report the treatment of such exercised Plains employee stock options, Plains restricted stock, Spinco restricted stock and Spinco stock appreciation rights consistently with the provisions of this Paragraph 8. In the event of an audit by a Tax Authority of a Return in which any of these items are included or any other change which the parties agree is appropriate notwithstanding the provisions of this Paragraph 8, the party against which any additional Taxes are assessed or imposed shall pay such Taxes in accordance with Paragraph 21 hereof, there shall be no payment required between the parties with respect to any such items notwithstanding Paragraph 18 hereof, and any constructive transfer or payment shall be treated for Tax purposes as a dividend or capital contribution, as the case may be, immediately before the Spin-Off.

   9. Tax Audits. In the event of an audit by any Tax Authority of a Return filed by Plains, for any Tax period ending prior to or on the Spin-Off Date which includes income of the Spinco Group (or any Tax period thereafter in which a carryforward of the Spinco Group's Items of Loss or Tax Benefit is used), Plains shall give Spinco timely and reasonable notice of such audit proceedings, and Spinco shall have the right to participate in any such audit; provided, however, that Plains shall have the full power and authority to control such audit. In connection with any such audit, Spinco will provide all necessary information and other assistance reasonably requested by Plains with respect to issues concerning the activities of the Spinco Group. All communications with any such Tax Authority and its employees concerning any such audit will be made by Plains unless otherwise agreed between the parties hereto. In connection with its participation in any audit, Spinco shall be given reasonable notice of all material meetings, investigations, field examinations and similar events and copies of all relevant material correspondence between the Tax Authority conducting the audit and Plains.

   10. Proposed Adjustments. Plains shall give prompt notice to Spinco of any adjustment or adjustments proposed by any Tax Authority relating to the activities of the Spinco Group for any Tax period ending prior to or on the Spin-Off Date. After consulting with Spinco, Plains shall determine in its sole discretion the nature of all action to be taken to contest such proposed adjustment, including whether any such action shall initially be contested by way of judicial or administrative proceedings, or both, whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and if Plains shall undertake to contest such proposed adjustment, the court or other judicial body before which such action will be commenced. Plains shall have full control over any contest or administrative proceeding pursuant to this Paragraph, but Spinco, at its expense and subject to approval by Plains, which approval shall not be unreasonably withheld, may participate in any proceedings contesting any proposed adjustment relating to the activities of the Spinco Group.

   11. Notice of Settlement or Compromise. Plains shall give prompt notice to Spinco of any proposal made to it at the time of an audit or otherwise, to settle or compromise issues relating to the Tax liabilities of the Spinco Group for any Tax period ending prior to or on the Spin-Off Date. Plains will not accept or offer any settlement or compromise of such issues without the consent of Spinco, and such consent shall not be unreasonably withheld. If, in Plains' opinion, Spinco unreasonably withholds such consent, Plains shall have the right to settle or compromise such issues on the basis contained in the notice to Spinco. If Spinco thereafter desires to dispute such settlement or compromise, Spinco's claim with respect thereto shall constitute a claim for purposes of Paragraph 29 of this Agreement.

   12. Spinco's Right to Contest. Should Plains decline or cease to contest any proposed adjustment relating to the activities of the Spinco Group for any Tax period ending prior to or on the Spin-Off Date, Plains shall so notify Spinco. Spinco, at its expense and upon providing reasonable assurances to Plains of Spinco's ability to pay any Taxes resulting from any such proposed adjustment, may contest such proposed adjustment; but in no event shall Spinco be permitted to accept or offer any settlement or compromise that would require the settlement or compromise of issues relating to the Tax liabilities of members of the Plains Group other than the Spinco Group.

   13. Subsequent Adjustments or Refunds. With respect to any Tax period of the Plains Group after December 31, 2001, for which Plains received (or would be entitled to receive) from Spinco a payment pursuant to Paragraph 5 or this Paragraph 13, if the filing of an amended income Tax Return, final determination of any adjustment made by any Tax Authority or the receipt of a refund by Plains occurs with respect to such period and such event would cause a difference in the amount of payment required for such period as previously calculated pursuant to Paragraph 5 or this Paragraph 13, Plains shall give Spinco prompt notice of such difference and Plains shall be obligated to pay or entitled to receive from Spinco the amount of such difference. Any amount required to be paid pursuant to this Paragraph 13 shall include any interest imposed by or received from the Tax Authority if the adjustment results in the payment of Tax to or receipt of Tax from the Tax Authority.

   In addition, Plains and Spinco acknowledge and agree that the tax sharing agreement in effect for the Plains Group as of December 31, 2001, shall be negated and canceled as of the Spin-Off Date. Plains and Spinco further agree that there are no claims or causes of action under such tax sharing agreement as of December 31, 2001, for

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periods ending on or before December 31, 2001, by either of them or any member of their respective group against the other or any member of the other's group, and they release each other from any and all such claims. With respect to Taxes for periods ending after December 31, 2001, Plains and Spinco agree that this Agreement shall control. Spinco agrees that it will have no right to request that Plains file an amended return or a claim for refund for any reason, unless Spinco agrees to pay any Tax liability shown thereon or therein and Plains, in its absolute discretion (which may be withheld for any reason), agrees. In the event Spinco generates net operating losses or other Items of Loss or Tax Benefit after the Spin-Off Date that may otherwise be carried back to the taxable income or Tax liability of the Plains Group prior to the Spin-Off Date, Spinco agrees to relinquish the entire carry back period with respect to each such net operating loss or other Items of Loss or Tax Benefit under Section 172(b)(3) or other appropriate sections and to carry forward any such losses and other items.

   14. Spinco Spin-Off Tax Indemnity. Notwithstanding any other provision of this Agreement to the contrary, Spinco shall be liable for, shall pay and shall indemnify and hold Plains and the other members of the Plains Group harmless, on an After-Tax Basis, against (A) any Transfer Taxes and other Taxes which may be imposed or assessed as a result of the contribution by Plains to the capital of Spinco or the acquisition (by sale or purchase or otherwise) by Spinco or one or more of the other members of the Spinco Group of assets associated with the upstream business conducted by the Plains Group, including the stock of certain subsidiaries included in the Plains Group and engaged in the exploration and production business, (B) any Taxes resulting from the recognition of deferred intercompany gains as contemplated by Paragraph 6 hereof, and (C) any Spin-Off Tax. In determining the amount of, and the time of payment of, any such Transfer Taxes, other Taxes or Spin-Off Tax owed by Spinco to Plains, the principles set forth in Paragraph 5 shall apply.

   In addition, Spinco shall be liable, and shall indemnify Plains, for 50 percent of any Tax to which Plains or any member of the Plains Group is subject as a result of the application of any provision of the Code to the Spin-Off, including without limitation, Section 311(b), Section 355(c)(2), Section 355(e) or Section 361(c)(2) of the Code (or any corresponding or similar provision of state, local or foreign law), other than (i) any Spin-Off Tax, which is provided for in the immediately preceding paragraph, or (ii) any such Tax which results (x) solely from the fact that one or more persons acquire after the Spin-Off Date directly or indirectly stock representing a 50-percent or greater interest in Plains and such acquisition is subject to Section 355(e) of the Code, (y) from the failure of Plains or any other member of the Plains Group (other than Spinco or any other member of the Spinco Group) to comply with the covenants, agreements and representations in the Ruling, except to the extent that any of the covenants, agreements or representations require compliance by Spinco or any other member of the Spinco Group after the Spin-Off, or (z) from any action by, or failure to take an action on the part of, Plains or any other member of the Plains Group (other than Spinco or any other member of the Spinco Group).

   15. Future Actions. Spinco agrees that, during the three-year period following the Spin-Off, it will not engage in any transaction that could adversely affect the tax treatment of the Spin-Off without the prior written consent of Plains, which consent may be withheld only if reasonable, unless (i) Spinco delivers to Plains a supplemental ruling from the Internal Revenue Service or a tax opinion acceptable to Plains of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the Spin-Off, or (ii) Spinco or another person or entity acceptable to Plains provides to, or for the benefit of, Plains a cash escrow, letter of credit or other comparable security acceptable to Plains in an amount equal to the Taxes and accrued interest thereon (which accrued interest shall be increased over time until such Taxes are paid or determined not to be payable) that Plains reasonably calculates would be payable if the Spin-Off were determined to be a taxable event for Tax purposes, with the terms and conditions of any such cash escrow, letter of credit or other security being mutually acceptable to Plains and Spinco or such other person or entity, as the case may be. Plains agrees to cooperate with and provide reasonable assistance to Spinco in the event that Spinco requests a supplemental ruling from the Internal Revenue Service.

   16. Combined, Consolidated or Unitary Basis Returns. The parties acknowledge that certain state, local or foreign Tax Authorities may require, or one of the parties may desire, to file amended or original state, local or foreign income Tax Returns on a combined, consolidated or unitary basis. In this regard, Spinco agrees that it will have no right to request that Plains file an amended return or a claim for refund for any reason, unless Spinco agrees to pay any Tax liability shown thereon or therein and Plains, in its absolute discretion (which may be withheld for any reason), agrees. Such filing may result in an aggregate decrease in the state, local or foreign income Tax of both parties; however, one party may suffer a Tax increase compared to its state, local or foreign income Tax liability calculated on a separate company basis, while the other party enjoys a Tax decrease, or both parties may suffer a Tax increase. In any such event, the parties intend that the required calculations for determining which party owes Taxes to the other with respect thereto be made by utilizing the principles set forth in Paragraphs 2, 3, 5, 13 and 14 hereof.

   17. Earnings and Profits Information. The parties agree to share such information as is necessary to allocate properly the earnings and profits of the Plains Group among the remaining Plains Group and the Spinco Group in accordance with the Code and Treasury Regulations for Tax periods prior to or ending on the Spin-Off Date. After the Spin-Off, Plains agrees to provide Spinco and Spinco's independent auditors with such information as is necessary to verify amounts received or receivable or paid or payable by Spinco under this Agreement. Spinco agrees to make available to Plains, upon request, all Federal, state, local and foreign Tax Returns, work papers and other documents pertaining to the activities of the Spinco Group prior to the Spin-Off.

   18. Tax Interpretation. For all Tax purposes and notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or dividend distribution, as the case may be, immediately prior to the Spin-Off Date and, accordingly, as not includable in the taxable income of the recipient. If it is finally determined that the receipt or accrual of any payment made under this Agreement is taxable to the recipient, the payor shall pay to the recipient, on an After-Tax Basis, an amount equal to any increase in the Taxes of the recipient as a result of receiving the payment from the payor.

   19. Consistent Tax Treatment. To the extent that assets are assigned, sold, transferred or conveyed by a member of the Plains Group to Spinco or another member of the Spinco Group in contemplation of the Separation (as defined in the Distribution Agreement) or the Spin-Off and any such transaction is treated as a sale for Tax purposes, the aggregate purchase price shall be allocated among the assets assigned, sold, transferred or conveyed as determined by Plains in its sole discretion. Each of Plains and Spinco agrees to report and, where applicable, to cause the members of their respective groups to report, the purchase prices of such assets as determined by Plains.

   20. Retention of Records. Each party hereto agrees, to the extent potentially relevant to the other party, to (1) retain, in accordance with Plains' record retention policies in effect on the date of this Agreement, all records, documents, accounting and other information (including computer data) necessary for the preparation and filing of all Returns or the audit of such Returns, and (2) give to the other party reasonable access to such records, documents, accounting data, Returns and related books and records and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for purposes of the review or audit of such Returns to the extent relevant to an obligation or liability of a party under this Agreement.

   21. Post Spin-Off Period Taxes. Except as otherwise provided to the contrary in this Agreement, (i) Plains and the other members of the Plains Group (which, for this purpose, shall not include Spinco and the other members of the Spinco Group) shall be solely responsible for all Taxes of the Plains Group (which, for this purpose, shall not include Spinco and the other members of the Spinco Group) arising in Tax periods beginning after the Spin-Off Date, and (ii) Spinco and the other members of the Spinco Group shall be solely responsible for all Taxes of the Spinco Group arising in Tax periods beginning after the Spin-Off Date.

   22. Expenses. Each party will bear its own expenses in complying with this Agreement, including but not limited to the cost of employee work hours. The sharing of fees and expenses of nonemployees and independent contractors mutually engaged by the parties shall be agreed upon before such persons are engaged.

   23.  Definitions.

      (a) "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment, in each case calculated on a present value basis using the Agreed Rate.

      (b) "Agreed Rate" means the annual rate of interest quoted, from time to time, by JPMorgan Chase Bank in Houston, Texas as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans made in the United States.

      (c)  "Code" has the meaning set forth in the first recital hereof.

      (d) "Distribution Agreement" means that certain Master Separation Agreement dated as of the date hereof, by and between Plains and Spinco, as the same may be amended or otherwise modified from time to time pursuant to the terms thereof.

      (e) "Items of Loss or Tax Benefit" has the meaning set forth in Paragraph 1 hereof.

      (f)  "Interim Period" has the meaning set forth in Paragraph 2 hereof.

      (g)  "Plains" has the meaning set forth in the preamble hereto.

      (h)  "Plains Group" has the meaning set forth in the first recital hereto.

      (i) "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

      (j) "Ruling" means that certain private letter ruling issued by the Internal Revenue Service on May 22, 2002, as supplemented by letter dated November 5, 2002, with respect to the Spin-Off and relating to the tax consequences associated with the distribution of all outstanding shares of Spinco common stock, as the same may be amended, supplemented or otherwise modified or added to by the Internal Revenue Service on or before the Spin-Off Date.

      (k)  "Short Period" has the meaning set forth in Paragraph 2 hereof

      (l)  "Spinco" has the meaning set forth in the preamble hereof.

      (m)  "Spinco Group" has the meaning set forth in Paragraph 1 hereof.

      (n)  "Spin-Off" has the meaning set forth in the fourth recital hereof.

      (o) "Spin-Off Date" has the meaning set forth in the fourth recital hereof.

      (p) "Spin-Off Tax" means any Tax to which Plains or any member of the Plains Group is subject as a result of the application of any provision of the Code to the Spin-Off, including without limitation, Section 311(b),
   Section 355(c)(2), Section 355(e) or Section 361(c)(2) of the Code (or any corresponding or similar provision of state, local or foreign law), which results (i) solely from the fact that one or more persons acquire after the Spin-Off Date directly or indirectly stock representing a 50-percent or greater interest in Spinco and such acquisition is subject to Section 355(e) of the Code; (ii) from the failure of Spinco or any other member of the Spinco Group to comply with the covenants, agreements and representations in the Ruling; (iii) from any action by, or failure to take an action on the part of, Spinco or any other member of the Spinco Group, or (iv) from any combination of (i) through (iii) above.

      (q) "Tax Authority" means the United States Internal Revenue Service or any other comparable state, local or foreign governmental authority.

      (r) "Taxes" means all federal, state, local, foreign and other taxes, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, alternative minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

      (s) "Transfer Tax" means any excise, sales, use, transfer, documentary, filing, recordation or other similar tax or fee, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

   24. Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be (a) personally delivered with signed receipt obtained acknowledging delivery; (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if international); or (c) transmitted by facsimile; to a party at the address set out below (or at such other address as it may have provided notification for the purposes hereof to the other party hereto in accordance with this Section).

          If to Spinco:               Plains Exploration & Production Company
                                      500 Dallas Street, Suite 700
                                      Houston, Texas 77002
                                      Fax number: 713-654-4915
                                      Attention:  General Counsel

          If to Plains:               Plains Resources Inc.
                                      500 Dallas Street, Suite 700
                                      Houston, Texas 77002
                                      Fax number: (713) 654-4915
                                      Attention:  Chief Executive Officer

   25. Binding Effect; Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successor, by merger, acquisition of substantially all of a party's assets or otherwise, to either of the parties hereto (including but not limited to any successor of Plains or Spinco succeeding to the Tax attributes of Plains or Spinco under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. In addition, in the event of an acquisition of substantially all of the assets of Spinco in which gain or loss is not recognized, in whole or in part, for Federal income Tax purposes, Spinco shall ensure that any purchaser of such assets shall assume the obligations set forth in this Agreement.

   26. Severability. Any provision of this Agreement that is determined by arbitration as provided herein or a court of competent jurisdiction to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable, so long as the material purposes of this Agreement can be determined and effectuated. Should any provision of this Agreement be so declared invalid, illegal or unenforceable, the parties shall agree on a valid provision to substitute for it.

   27. Entire Agreement. This Agreement, including the exhibit and other writings referred to herein or delivered pursuant hereto and the Distribution Agreement, as well as the other agreements entered into by and between Plains and Spinco in connection with the transactions contemplated by the Distribution Agreement, constitutes the entire agreement between Plains and Spinco with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter hereof, including, without limitation, any and all Tax sharing agreements or arrangements (whether oral or written) between Plains and the other members of the Plains Group (other than the Spinco Group) on the one hand and Spinco and the other members of the Spinco Group on the other hand, that require payments or indemnities to be made with respect to Taxes. This Agreement may not be amended, altered or modified except by a writing signed by duly authorized officers of Plains and Spinco.

   28. Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach, shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to or the application of the rules of conflicts of laws set forth in such laws.

   29. Arbitration. The parties agree that any claim arising out of or related to this Agreement shall be governed by the dispute resolution, arbitration and choice of forum provisions set forth in Article VIII of the Distribution Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       PLAINS RESOURCES INC.

                                              /s/  JOHN T. RAYMOND
                                       By:_____________________________________
                                                   John T. Raymond
                                                     President


                                       PLAINS EXPLORATION & PRODUCTION
                                         COMPANY

                                              /s/  JAMES C. FLORES
                                       By: ____________________________________
                                                   James C. Flores
                                           Chairman and Chief Executive Officer

                                                                      EXHIBIT A

                          MEMBERS OF THE SPINCO GROUP

                                                Incorporation
                                                or Formation      %
                         Name                   Jurisdiction  Controlled
                         ----                   ------------- ----------
        Arguello Inc...........................   Delaware        100%
        Plains Illinois Inc....................   Delaware        100%
        PMCT Inc...............................   Delaware        100%
        Plains Resources International Inc.....   Delaware        100%
        Plains E & P Company...................   Delaware        100%
        Gaviota Gas Plant Company..............   None           26.5%*
        Point Arguello Natural Gas Line Company   None           26.5%*
        Point Arguello Pipeline Company........   None           26.5%*
        Point Arguello Terminal Company........   None           26.5%*

--------
*  Managing General Partnership Interest